EXHIBIT 5.2

[Maples and Calder Letterhead]

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New ASAT (Finance) Limited	Direct: 852 29713040
ASAT Holdings Limited	Mobile: 852 9028 7040
E-mail:
alex.last@maplesandcalder.com
c/o ASAT Holdings Limited
14th Floor, 138 Texaco Road
Tsuen Wan, New Territories
Hong Kong

November 12, 2004

Dear Sirs

Re:	New ASAT (Finance) Limited (the “Company”) and ASAT Holdings Limited (the “Guarantor”)

We have acted as counsel as to Cayman Islands law to the Company and the Guarantor, exempted companies with incorporated with limited liability under the Companies Law (2003 Revision) of the Cayman Islands (the Company and the Guarantor are sometimes referred to collectively as the “Registrants”), in connection with the filing by the Registrants with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Forms F-4 and S-4 (as amended from time to time the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to $150,000,000 in principal amount of its 9.25% Senior Notes due 2011 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 9.25% Senior Notes due 2011 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes are guaranteed by the Guarantor (the “Outstanding Guarantees”). The Registration Statement also covers issuance of the guarantees by the Guarantor of the Exchange Notes in exchange for the Outstanding Guarantees pursuant to the Exchange Offer (the “Exchange Guarantees”). The Exchange Notes and the Exchange Notes Guarantees to be issued pursuant to the Exchange Offer are collectively referred to herein as the “Securities”. The Outstanding Notes and Outstanding Guarantees were issued, and the Securities will be issued, pursuant to an Indenture dated as of 26 January 2004 by and among the Company, the Guarantor, ASAT Limited, Timerson Limited, ASAT, Inc. and The Bank of New York, as Trustee (the “Indenture”). Capitalised terms not defined in this opinion shall bear the meanings given to them in the Indenture.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 7 November 2003 and the Certificate of Incorporation and Amended and Restated Memorandum and Articles of Association of the Guarantor as adopted on 14 July 2000 pursuant to a special resolution of the shareholders passed on 6 July 2000;

1.2	a copy of the Registration Statement in the form filed with the Commission;

1.3	a copy of specimens of the certificates representing the Exchange Notes and the Exchange Notes Guarantees, included as exhibits to the Indenture;

1.4	the written resolutions dated 7 January 2004 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.5	the resolutions of the board of directors of the Guarantor dated 16 December 2003 duly adopted at a meeting of the board of directors of the Guarantor held on 16 July 2003 and the corporate records of the Guarantor maintained at its registered office in the Cayman Islands

1.6	the written resolutions dated 16 January 2004 of the pricing committee of the board of directors of the Company;

1.7	the written resolutions dated 16 January 2004 of the pricing committee of the board of directors of the Guarantor;

1.8	Certificates from a director of the Company and a director of the Guarantor (the “Directors’ Certificates”); and

1.9	the documents listed in the Schedule hereto. The documents listed from 1 to 2 in the Schedule hereto are collectively referred to as the “Transaction Documents”.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificates. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Documents and the Securities have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company and the Guarantor as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.2	the Transaction Documents and the Securities are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.3	the choice of New York law as the governing law of the Transaction Documents and the Securities has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.4	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5	all signatures, initials and seals are genuine;

2.6	the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company and the Guarantor, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents;

2.7	the Securities will be issued and authenticated in accordance with the provisions of the Indenture;

2.8	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities; and

2.9	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company and the Guarantor have been duly incorporated as exempted companies with limited liability and are validly existing under the laws of the Cayman Islands.

3.2	The Company and the Guarantor have full power and authority under their respective Memorandum and Articles of Association to enter into, execute and perform their respective obligations under the Securities and the Indenture.

3.3	The issue of Securities has been authorised by and on behalf of the Company and the Guarantor.

3.4	The execution, delivery and performance of the Indenture has been authorised by and on behalf of the Company and the Guarantor and, assuming the Indenture has been duly executed and delivered by any Authorised Director of the Company and any Authorised Officer of the Guarantor, the Indenture has been duly executed and delivered on behalf of the Company and the Guarantor.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	Cayman Islands stamp duty may be payable if the original Transaction Documents or the original Securities are brought to or executed in the Cayman Islands.

4.2	The obligations of the Company and the Guarantor may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.3	A certificate, determination, calculation or designation of any party to the Documents, or the Securities as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.4	In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.5	We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	We make no comment with regard to the references to foreign statutes in the Transaction Documents or the Securities.

We express no view as to the commercial terms of the Transaction Documents or the Securities or whether such terms represent the intentions of the parties and make no comment with respect to any representations which may be made by the Company.

We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and to the reference to us under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the related prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Further, we consent to the reliance by Wilson Sonsini Goodrich & Rosati, Professional Corporation, on this letter in connection with their opinions regarding the enforceability of the Exchange Notes against the Company and the Exchange Guarantees against the Guarantor.

Yours faithfully,

/s/ Maples and Calder

Maples and Calder

SCHEDULE

1.	An indenture dated 26 January 2004 (the “Indenture”) among the Company, the Guarantors and The Bank of New York, as trustee pursuant to which the Company will issue the Outstanding Notes and the Outstanding Notes Guarantees and the Securities.

2.	The form of the global note set out in the Indenture.